Telestone Technologies Corporation Opens Four New Branch Offices

New Branch Offices Forecast Additional $10.0 Million in Revenues; Company Raises 2010 Guidance to $118 million

Press Release Source: Telestone Technologies Corporation On Tuesday April 27, 2010, 10:43 am EDT

BEIJING, April 27 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer of local access networks, products, and provider of engineering services for China's telecommunication market, today announced that it recently opened four new branch offices in Zhejiang, Ningxia, Qinghai and Anhui provinces. As a result of forecasted sales of $10.0 million from new branch offices in these high-growth provinces during 2010, Telestone has revised its previously stated guidance of $108.0 million to $118.0 for the 2010 year.

"Due to the promotion of 3G construction and the advantage of our WFDS(TM) solution, to expand our market share, we must support our sales effort with a local presence in particularly fast-growing provinces like Zhejiang, Ningxia, Qinghai and Anhui," stated Han Daqing, CEO and Chairman of Telestone. "Sales managers in our branch offices identify project opportunities for indoor and outdoor installations of cellular or wireless communication networks in their geographic region. After securing a project opportunity, our engineers design networks consistent with local building codes and building types, which often times differ from province to province. Local expertise is critical for our sales process and network design and is one of our core competitive strengths and value propositions which our customer base demands," Han concluded.

Telestone staffs each of the Company's branch offices with a manager, who is responsible for managing all department functions including sales, engineering, accounting and administration. Branch offices procure Telestone's proprietary WFDS(TM) and 3G network equipment from the Company's manufacturing facilities in Beijing and source other equipment and materials locally to complete the network installations. The branch offices are also responsible for initiating and maintaining business relationships with local contractors which Telestone uses based on Telestone's unique network design for each installation.

The new branch offices are expected to contribute an additional $10.0 million of revenues in the fiscal year ending December 31, 2010. On March 31, 2010, Telestone provided revenue guidance of $108 million, an approximate 52% increase in sales year over year. Based on the contribution of the new sales offices, Telestone has increased its 2010 revenue guidance to $118.00 million, a 64.1% increase in sales year over year.

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed proprietary third generation technology, Wireless Fiber-Optics Distribution System (WFDS(TM)) technology, which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Telestone's customer list includes the "Big Three" carriers in China; China Mobile, China Unicom and China Telecom. They rely on companies like Telestone to wire and enable the "last mile" of 2G and 3G telecommunications services for commercial, residential, municipal and educational buildings and complexes in China. As of December 31st, 2009, sales to China Mobile accounted for 45.4% of revenues, China Unicom 45.5%, and China Telecom 7.4% of revenues. Telestone is awarded installation contracts obtained from the "Big Three" based on the network design solutions submitted for a particular site. Based on the design of the network, Telestone then manufactures or procures cellular transmission hardware and utilizes local installers to install a site with a RFPA/ 2G network, 2G and 3G network, a 3G upgrade or a WFDS(TM) system.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

    For further information, please contact:

    Company:
     Dan Feng, Assistant Secretary of the Board
     Tel:   +86-10-8367-0088 x1232
     Email: fengdan@telestone.com

    Investor Relations:
     John Mattio
     HC International Inc.
     Tel:   +1-203-616-5144
     Email: john.mattio@hcinternational.net